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                                                                     Exhibit 8.1

[ROPES & GRAY LOGO]

ROPES & GRAY LLP
ONE INTERNATIONAL PLACE   BOSTON, MA 02110-2624    617-951-7000   F 617-951-7050
BOSTON   NEW YORK  PALO ALTO  SAN FRANCISCO   WASHINGTON, DC   www.ropesgray.com

September 22, 2005




Brooks Automation, Inc.
15 Elizabeth Drive
Chelmsford, MA 01824

     Re: Tax Opinion Regarding Merger of Mt. Hood Corporation with and into Helix Technology Corporation and Possible Subsequent Merger of Helix Technology Corporation with and into Brooks Automation, Inc.
          --------------------------------------------------------------------

Dear Ladies and Gentlemen:

     We have acted as counsel to Brooks Automation, Inc. ("Brooks") in connection with the Registration Statement on Form S-4 and Amendment No. 1 to the Registration Statement on Form S-4 to which this opinion appears as an exhibit ("Registration Statement"), which includes the Joint Proxy Statement of Brooks and Helix Technology Corporation ("Helix") and the Prospectus of Brooks (the "Proxy Statement/Prospectus"). Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement and Plan of Merger by and among Brooks, a Delaware corporation, Mt. Hood Corporation, a Delaware corporation wholly owned by Brooks ("Sub"), and Helix, a Delaware corporation, dated as of July 11, 2005 (the "Merger Agreement").

     We have examined the Merger Agreement, which contemplates that Sub will merge with and into Helix (the "Merger") and which recites that, as part of the same plan of reorganization, Brooks intends to cause Helix to merge with and into Brooks (the "Second Merger" and together with the Merger, the "Mergers") as soon as reasonably practicable after the Merger. We have also examined the Proxy Statement/Prospectus. We have assumed for purposes of the opinion set forth below that the Merger will be effected in accordance with the Merger Agreement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof), and as described in the Proxy Statement/Prospectus. We have also assumed that the Merger, and the Second Merger if the Second Merger is consummated, will be effected in accordance with the Delaware General Corporation Law.

     We have also assumed for purposes of the opinion set forth below that the representation letters, dated as of the date hereof, that Brooks and Helix have provided to us are true and accurate as of the date hereof and will remain true and accurate as of the Effective Time and thereafter as relevant. In addition, we have assumed that if the Second Merger is consummated, the representation letter provided by Brooks with respect to Brooks and Helix will remain true


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Brooks Automation, Inc.               - 2 -                   September 22, 2005



and accurate as of the effective time of the Second Merger and thereafter as relevant. In addition, we have assumed that all statements in such representation letters made "to the knowledge" of any person or entity, or otherwise qualified, are true, correct and complete as if made without such qualification. Furthermore, we have assumed that, as to all matters in which a person or entity making a representation has represented that such person or entity or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take an action, there is in fact no plan, intention, understanding or agreement and such action will not be taken. We have examined originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates or other instruments, and have made such other inquiries, as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

     Subject to the foregoing and to the qualifications and limitations set forth herein, we are of the opinion that for United States federal income tax purposes, the Merger, or, if the Second Merger is consummated as part of a single integrated plan with the Merger, the Merger together with the Second Merger, will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     Our opinion is based on the Code, Treasury Regulations, administrative interpretations and judicial precedents as of the date hereof, which could change at any time, possibly with retroactive effect. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new administrative or judicial interpretations of the law or regulations, the opinion expressed herein may become inapplicable. No ruling has been sought from the Internal Revenue Service by Brooks, Sub, or Helix as to the federal income tax consequences of any aspect of the Merger or Second Merger, and neither the Internal Revenue Service nor any court is bound by our opinion herein. No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of the Merger or the Second Merger under any other federal, state, local, or foreign tax law or the tax consequences of any other transaction contemplated or entered into by Brooks, Sub, or Helix. We do not undertake to advise you as to any changes in federal income tax law after the date hereof that may affect our opinion.

     This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) in applicable law or any information, document, corporate record, covenant, statement, representation or assumption stated herein which becomes untrue or incorrect.

     Any inaccuracy in, or breach of, any of the aforementioned factual statements, representations or assumptions or any change in applicable law after the date hereof could affect our conclusions.



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Brooks Automation, Inc.             - 3 -                     September 22, 2005

     This opinion is solely for your benefit and shall not inure to the benefit of any other person. It is furnished to you solely for use in connection with the Mergers and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written consent. We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and to the use of our name in the sections of the Proxy Statement/Prospectus entitled "Legal Matters" and "Material U.S. Federal Income Tax Consequences." In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                                Very truly yours,




                                                /s/ Ropes & Gray LLP

                                                Ropes & Gray LLP